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                             Joint Filing Agreement

     In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.01 per share, and Non-Voting Common Stock, par value $.01 per share, of Dominick's Supermarkets, Inc., a Delaware corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings, provided that, as contemplated by Section 13d-1(f)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other person making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

Date: October 19, 1998

                                   SAFEWAY INC.

                                   By: /s/ Michael C. Ross
                                      ---------------------------
                                      Name:  Michael C. Ross
                                      Title: Senior Vice President, Secretary
                                             and General Counsel


                                   WINDY CITY ACQUISITION CORP.


                                   By: /s/ Michael C. Ross
                                      ---------------------------
                                      Name:  Michael C. Ross
                                      Title: Vice President and Secretary



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